Exhibit 99.1

News Release

INTERDIGITAL DECLARES REGULAR DIVIDEND OF $0.10 PER SHARE
AND SPECIAL DIVIDEND OF $1.50 PER SHARE

WILMINGTON, DE – December 5, 2012 – InterDigital, Inc. (NASDAQ: IDCC) announced today that the company’s Board of Directors declared a special cash dividend of $1.50 per share on its common stock on December 2, 2012. The dividend is payable on December 28, 2012 to stockholders of record as of the close of business on December 17, 2012. The company also announced that the Board approved its regular quarterly dividend of $0.10 per share, which will be paid on December 28, 2012. In prior years, this quarterly dividend was paid on or around January 25.

“This special dividend comes at the end of a record year for InterDigital and, layered on our existing regular dividend and share repurchase plan, underscores the company’s portfolio approach to cash management. It also reflects our ongoing confidence in the strength of the business, and our ability to generate significant cash flows going forward,” said Terry Clontz, Chairman of InterDigital’s Board of Directors.

In connection with the payment of the special dividend, the conversion rate for the company’s 2.50% Senior Convertible Notes due 2016 will be adjusted. The conversion rate applicable to the notes currently is 17.3458 shares of common stock per $1,000 principal amount of the convertible notes. As a result of the special dividend, the conversion rate will be multiplied by the average closing price of the company’s common stock for the period between the December 2, 2012 declaration date and the ex-dividend date for the special dividend (expected to be December 13, 2012), and then divided by that price minus the special dividend amount of $1.50. The conversion rate adjustment will become effective immediately after 9 a.m., New York City time, on the ex-dividend date for the special dividend.

About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements concerning the company’s current beliefs, plans and expectations. Examples of these statements include, but are not limited to, statements regarding the expected form, timing and amount of the special and regular dividends, as well as the application of the formula for adjusting the conversion rate of the Senior Convertible Notes. Actual results may differ materially from those indicated in forward-looking statements as a result of various important factors, including but not limited to the expected form, timing and amount of the special and regular dividends, fluctuations in the company’s stock price and the application of the formula for adjusting the conversion rate of the Senior Convertible Notes.

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Contact:
Patrick Van de Wille Email: patrick.vandewille@interdigital.com

+1 (858) 210-4814